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                                               CONFIDENTIAL TREATMENT REQUESTED
                              UNDER 17 C.F.R. SECTIONS 200.80(b)4 AND 240.24B-2


                       COLLABORATION AND LICENSE AGREEMENT


This Collaboration and License Agreement (the "Agreement") between ISIS PHARMACEUTICALS, INC. of 2292 Faraday Avenue, Carlsbad, CA 92008, USA ("ISIS") and ANTISENSE THERAPEUTICS LTD., ACN 095 060 745 of Level 1, 10 Wallace Avenue, Toorak, Victoria 3142, AUSTRALIA ("ATL") is entered into and made effective in accordance with the provisions of the agreement entitled "Master Agreement" between ATL and ISIS, dated October 30, 2001. The effective date of this Collaboration and License Agreement will be the date upon which all of the conditions in the Master Agreement have been met (the "Effective Date"). If the Effective Date has not occurred by March 28, 2002, this Agreement will be null and void and will not become effective.


                            INTRODUCTION AND OVERVIEW

       ISIS possesses proprietary technology and expertise related to antisense drug discovery and the development of antisense including target validation and gene functionalization.

       ATL is interested in using antisense for developing and discovering antisense drugs.

      ATL and ISIS desire to collaborate to enable ATL to develop and commercialize antisense drugs, on the terms and conditions set forth herein. In essence, ISIS and ATL are jointly creating a new company focused on the discovery and development of antisense therapeutic drugs.

      In support of the foregoing, ISIS will license ISIS 107248 to ATL, as the first Collaboration Compound hereunder, for development and commercialization and will work together with ATL to discover antisense drugs to additional gene targets and grant ATL licenses to intellectual property related to ISIS' antisense technology necessary to develop and commercialize such drugs. In addition, ISIS will manufacture active pharmaceutical ingredient ("API") for use in preclinical and clinical studies during the collaboration term. ATL will be responsible for all of its other manufacturing needs, including the manufacture of Product. ISIS will provide contract and consulting services for ATL for preclinical studies and will provide various other services in support of activities hereunder.

      In consideration for the licenses and other services provided by ISIS, ATL will grant ISIS pre-IPO common shares in ATL pursuant to the related Stock Purchase Agreement and will reimburse ISIS on a cash basis for contract service work performed by ISIS during the term of the collaboration. ATL will be responsible for developing, marketing, selling, and distributing all Products that arise from the collaboration and will pay ISIS certain royalty payments on sales of such Products.

      In connection with the collaborative and development activities described herein, the parties will also enter into the related Clinical Supply Agreement pursuant to which ISIS will supply ATL with API.

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      Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows.

                                    AGREEMENT


                                    ARTICLE 1

                                   DEFINITIONS

      Capitalized terms used in this Agreement have the meanings set forth in
Exhibit 1.


                                    ARTICLE 2

                            DRUG DEVELOPMENT PROGRAM

2.1   GENERAL.

Under the Drug Development Program, ATL will develop and commercialize antisense drugs arising out of the Collaborative Research Program conducted hereunder as well as ISIS 107248, a Collaboration Compound discovered by ISIS. In general, ATL will be responsible for all development and commercialization activities for Collaboration Compounds. ISIS will initially perform preclinical activities (IND-supporting toxicology) for ISIS 107248, but it is the intent of the parties that ATL will assume responsibility for all preclinical and IND-enabling activities with respect to subsequent Collaboration Compounds, as more specifically provided in this Agreement. Other than certain consulting services to be provided by ISIS to ATL hereunder at no charge, ATL will be responsible for all costs of development and commercialization of Collaboration Compounds including, without limitation, the reimbursement of ISIS' expenses as provided herein. Because ISIS 107248 is a Collaboration Compound discovered by ISIS and licensed to ATL hereunder, ISIS will be heavily involved in the development plans for ISIS 107248. With regard to future Collaboration Compounds, it is the parties' intent that, subject to meeting the Development Milestones, ATL will proceed with considerably more autonomy.

2.2   ISIS 107248 DEVELOPMENT PLAN.

(a) The plan for the development of ISIS 107248, including the roles and responsibilities of the parties, is contained in Exhibit 2.2 (the "ISIS 107248 Development Plan"). ATL will use commercially reasonable efforts to develop ISIS 107248 to maximize its commercial value. ISIS will use commercially reasonable efforts to assist ATL pursuant to the Development Plan. Each party will conduct its portion of the ISIS 107248 Development Plan in a good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations to achieve the objectives efficiently and expeditiously. Each party will proceed diligently with its projects set out in the ISIS 107248 Development

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      Plan using commercially reasonable efforts to provide sufficient time, effort, equipment, facilities and skilled personnel.

(b) The target that is modulated by ISIS 107248 is CD49d, which is a Research Target hereunder and is listed in Exhibit 3.4.

(c) ISIS 107248 DEVELOPMENT MILESTONES. ATL commits to reach the following milestones in the development of ISIS 107248.

      (i)   MILESTONES:

            (A) File IND (or analogous AU application) not later than December 31, 2002;

            (B) Initiate Phase I studies not later than the first quarter of 2003;

            (C)   Initiate Phase IIa studies not later than December 31,
                  2004;

            (D)   Initiate Phase III studies not later than December 31,
                  2007;

            (E) File an NDA not later than 18 months after the successful completion of a pivotal trial; and

            (F) Use commercially reasonable efforts to bring ISIS 107248 Product to market and maximize the commercial value of such Product worldwide.

      (ii) Pursuant to the provisions of this Agreement and the Joint Development Plan, ISIS will conduct certain IND-enabling studies and will use commercially reasonable efforts to complete such studies prior to [***]. In addition, ISIS will supply API ordered by ATL pursuant to the Clinical Supply Agreement.

      (iii) If ATL will not be able to meet the milestone set forth in (i)(A) above due to a delay on the part of ISIS in completing the studies referenced in (ii) or if ISIS is unable to meet its obligations to supply API ordered by ATL pursuant to the Clinical Supply Agreement, the [***].

      (iv) Except as provided otherwise in (v) below, if ATL fails to meet any of the ISIS 107248 Development Milestones, the License to Research applicable to ISIS 107248 will immediately terminate.

      (v) If a Development Milestone is not met, but ATL has proceeded in good faith and the Development Milestone was missed for circumstances beyond ATL's control, [***]. If the JDC cannot agree on this issue, the matter will be referred to the designated officers of ATL and ISIS for resolution, consistent with the provisions of Section 16.6(a).

2.3   ADDITIONAL DEVELOPMENT ACTIVITIES.

(a)   GENERAL.

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      (i)   As provided herein, during the term of this Agreement, ATL will advance additional Collaboration Compounds through the various stages of an Active Program hereunder, i.e., from the research phase through preclinical and IND-enabling studies to human clinical studies and commercialization. To maintain any Collaboration Compound in Active Development status, ATL must meet the Development Milestones for each such Collaboration Compound.

      (ii) The terms under which ISIS and ATL will collaborate to develop such additional Collaboration Compounds will be in accordance with the terms set forth herein. Within [***] days of ATL's providing written notice to ISIS that ATL has initiated IND enabling studies on a Collaboration Compound, ATL will prepare a mutually-agreed-upon Development Plan for that Collaboration Compound, with ISIS' assistance, consistent with the terms of this Agreement.

(b) IND-ENABLING STUDIES. While it is the intent of the parties that ATL will assume responsibility for all preclinical and IND-enabling activities with respect to Collaboration Compounds other than ISIS 107248, ISIS will be available to assist with the management of, or provide consulting support for, IND-enabling toxicology studies on up to [***] Collaboration Compounds following ISIS 107248, if requested to do so by ATL. Should ATL request ISIS' assistance in this regard, the parties will agree on terms pertaining to ISIS' participation, which terms will be included in the Development Plan referenced in (a). With the possible exception of ISIS 107248 and an IGF-1R Collaboration Compound, ISIS will not be requested to participate in the conducting, management or support of IND-enabling toxicology studies for more than one Collaboration Compound at a time.

2.4   ANNUAL REPORTS.

ATL will provide ISIS with an annual written report describing all activities performed by the parties and the results achieved during the relevant year with respect to each Collaboration Compound in Active Development hereunder including, without limitation, ISIS 107248. Each such report will include details regarding the stage of development a Collaboration Compound has reached within an Active Program including, without limitation, what Development Milestones have been achieved. To the extent that it is feasible to do so, ATL will also include the projected goals and Development Milestones it anticipates achieving during the coming year with respect to such Collaboration Compound in each such report.

2.5   COMMERCIALIZATION.

(a) ATL will use commercially reasonable efforts to bring Products into commercial use as quickly as is reasonably possible, in a manner designed to maximize the commercial potential of such Products worldwide. Prior to the launch of any Product, ATL will prepare a global integrated Product plan outlining the key aspects of market launch and commercialization (the "Integrated Product Plan" or "IPP"). Each IPP will be updated annually in accordance with ATL's internal planning and budgeting process. ATL will provide ISIS a copy of the final draft of each IPP (original and updates) for each Major

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      Market.

(b) Each IPP will also include appropriate milestones and the dates upon which such milestones must be met by ATL. If ATL prepares and manages or carries out the IPP, ATL will use commercially reasonable efforts to Manufacture, market, promote, distribute, and sell the Product on a worldwide basis. ATL will provide resources and expend funds in connection with such activities in a manner and to an extent comparable to the efforts of similar companies that manufacture, market, and sell pharmaceutical products of similar commercial potential at a similar stage of the product life cycle.

(c) If a Sublicensee of ATL bears primary responsibility for preparing, managing and carrying out the IPP, the sublicense agreement will require that such Sublicensee will use commercially reasonable efforts to Manufacture, market, promote, distribute, and sell the Product on a worldwide basis and will require that the Sublicensee provide resources and expend funds in connection with such activities in a manner and to an extent comparable to the efforts of similar companies that manufacture, market, and sell pharmaceutical products of similar commercial potential at a similar stage of the product life cycle. In addition, the IPP to be carried out by such Sublicensee will include appropriate milestones and the dates upon which such milestones must be met, as approved by ISIS in advance, which approval will not unreasonably be withheld.

(d) Consistent with Section 4.3 below, if ATL elects to meet any of its responsibilities and obligations under this Section via sublicense agreements, ATL will ensure that such agreements are subject to and will be consistent with the terms and conditions of this Agreement including, without limitation, the provisions of this Section.

(e) If ATL or a Sublicensee of ATL anticipates any difficulty in meeting its commercialization obligations under this Section including, without limitation, the milestones set forth in the IPP, ATL or its Sublicensee will provide ISIS with prompt notice thereof, in order that the parties may endeavor to work out an appropriate and acceptable resolution prior to pursuing other remedies hereunder.


                                    ARTICLE 3

                         COLLABORATIVE RESEARCH PROGRAM


3.1   GENERAL; COLLABORATION TERM.

(a) ATL and ISIS will work together under the Collaborative Research Program described herein and as further detailed in the Collaborative Research Plan, as described in Section 3.2, to discover and develop antisense therapeutics. The parties will collaborate to assess Research Targets that may be important in the prevention or treatment of a disease or condition, consistent with Sections 3.2 - 3.5. ISIS will discover and design antisense oligonucleotides to modulate the Research Targets as provided in
      Section 3.7 and will

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      provide them to ATL; also, if contracted by ATL, will evaluate the antisense oligonucleotides in various functional assays. ATL will perform IN VITRO and IN VIVO studies utilizing the antisense oligonucleotides provided by ISIS. ISIS may perform additional studies, at ATL's request and expense, with the antisense oligonucleotides as part of a GeneTrove Investigation to better understand a particular Research Target's role in a specific biological pathway, as further described in Section 3.8. It is the intent of the parties that Collaboration Compounds will be identified during the Collaboration Term and that pursuant to Active Programs hereunder, such Collaboration Compounds will progress through research and preclinical development, meeting the relevant Development Milestones (see Exhibit 1, Section 1.2) and will each become the focus of a Development Plan hereunder.

(b) The Collaboration Term will begin on the Effective Date and will continue for 5 years unless earlier terminated due to termination of the Agreement under Sections 12.2 or 12.3, or unless terminated or extended upon mutual agreement of the parties.

3.2   JOINT RESEARCH COMMITTEE.

(a) Within [***] days of the Effective Date, the parties will create a Joint Research Committee of 4 people to facilitate the research collaboration called for herein. The JRC will consist of 2 representatives nominated by each party. Each party will designate a representative as a project leader to serve as the principal contact person for that party. The parties may agree to add additional members to the JRC, as long as equal representation is maintained. [***].

(b) During the Collaboration Term, the JRC will be the primary vehicle for interaction between the parties with respect to the collaborative research conducted hereunder. The JRC will be responsible for preparing an annual budget and plan for the collaborative research activities to be conducted during each year of the Collaborative Research Program (the "Collaborative Research Plan") and for managing that program. The JRC will be responsible for updating the Collaborative Research Plan as needed and will also be responsible for determining the order in which Research Targets are prioritized for Gene Walks.

(c) The JRC will meet as needed during the Collaboration Term. Meetings will be via teleconference or videoconference, or as the parties may otherwise agree. The JRC will review the progress of the activities carried out under the Collaborative Research Program and will consider and decide on proposed modifications to the strategy and goals of that program. The frequency, dates and times of all meetings will be mutually agreed upon by the parties. At its first meeting the JRC will determine such procedures as it will reasonably require to conduct its business.

3.3   RESEARCH TARGETS:  GENERAL.

As noted above, ATL and ISIS will collaborate to assess Research Targets that may be important in the prevention or treatment of a disease or condition.

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3.4   RESEARCH TARGETS:  DESIGNATION.

(a) The collaborative research hereunder will be focused on specific gene targets thought to be attractive for the development of antisense drugs. ATL will choose targets in accordance with the provisions of this Section
      3.4 as the basis for its antisense drug discovery efforts. ATL commits to use commercially reasonable efforts to conduct research and drug discovery activities with respect to each Research Target to maximize its commercial value.

(b) Exhibit 3.4 hereto contains a list of the initial targets that are the object of Licenses to Research (the "Research Targets"), as well as the nucleic acid sequences for the corresponding human genes and a brief record of any studies performed on those targets by ISIS. Research Targets listed on Exhibit 3.4 that are Dermatology Targets are listed in Section B, and all other Research Targets are listed in Section A of Exhibit 3.4. During the Collaboration Term, targets may be added to and removed from Exhibit 3.4 in accordance with the terms of this Section and Section 3.5.

3.5   RESEARCH TARGETS:  SELECTION, REMOVAL, REPLACEMENT AND APPROVAL
      PROCESS.

(a) As noted above, on the Effective Date, Exhibit 3.4 will list the initial Research Targets agreed upon by the parties. ATL warrants and represents that if it has not provided ISIS with the nucleic acid sequences for the corresponding human genes for any of the Research Targets listed in Exhibit 3.4 by the Effective Date, it will do so promptly thereafter. Consistent with the terms of this Agreement, ISIS will have no obligation to conduct any activities with respect to such Research Targets until the required materials, information and/or payments (if applicable) have been submitted to ISIS by ATL. The addition of new Research Targets to the list in
      Exhibit 3.4 is at ISIS' sole discretion.


(b) If ATL wishes to designate a new Research Target, it will provide ISIS with written notice of the target it wishes to add to the list set forth in Exhibit 3.4. Such written notice will include the gene name, the NCBI accession number or nucleic acid sequence, and one or more mammalian cell lines that express the Research Target. ISIS will not, and is not required to, accept a proposed Research Target without such information. In addition, ATL will inform ISIS of whether or not to the best of ATL's knowledge the proposed target is in the public domain or is proprietary to a Third Party.

      (i) ATL will not propose a target for consideration as a possible Research Target if to its knowledge ATL is not able to provide ISIS with rights to use such target sufficient to enable ISIS to carry out its activities in support of the Collaborative Research Program as contemplated by the parties hereunder.

      (ii) If ATL proposes a target that is encumbered by Third Party restrictions, [***].

      (iii) If a target proposed by ATL is subject to an ISIS drug discovery and development program or a contractual obligation of ISIS to a Third Party with respect to that target, then the proposed target will not be approved as a Research Target hereunder.

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(c)   Within [***] days after receipt of the ATL notice under subsection (b),
      ISIS will notify ATL, in writing, of its decision either to approve or to reject a proposed target.

      (i) If a proposed target is not approved as a Research Target, the notice provided by ISIS will advise ATL of the reason(s) the target was not approved, and ATL will be invited to submit a different proposed target for consideration.

      (ii) If a proposed target is approved as a Research Target, ISIS' notice to ATL will indicate this and will also indicate whether or not the new Research Target is a Dermatology Target. ISIS will add the Research Target to the list in Exhibit 3.4 (as well as the nucleic acid sequence of the gene) and will provide ATL with an amended copy of Exhibit 3.4. If ISIS has performed animal or other preclinical studies on any antisense molecule that modulates the newly-added Research Target, or has established efficacy, ISIS will add that information to Exhibit 3.4 and will provide ATL with a copy of the amended exhibit.

      (iii) Upon receipt of written notice from ISIS that a proposed target has been approved as a Research Target and added to Exhibit 3.4, ATL will begin Active Development of such Research Target, consistent with the terms of this Agreement.

(d)   After the Effective Date, Research Targets may be removed from the list in
      Exhibit 3.4 as follows.

      (i)   If ATL wishes to remove a Research Target from the approved list in
            Exhibit 3.4, it will provide ISIS with prompt written notice of its election to do so. Upon ISIS' receipt of such notice, it will remove the Research Target from the list.

      (ii) Upon receipt of notice at any time during the term of this Agreement that a Research Target is no longer in Active Development, ISIS will remove the target from the list set forth in Exhibit 3.4 and will provide ATL with prompt written notice of same.

      (iii) The License to Research or License to Exploit applicable to any Research Target removed pursuant to (i) or (ii) herein (each an "Abandoned Research Target") will immediately terminate, consistent with the provisions of Sections 4.1 or 4.2, as applicable. Notwithstanding the foregoing, an Abandoned Research Target may still bear royalty or other payment obligations, as described in Sections 5.1 - 5.3 herein.

      (iv)  Once a target has been removed from the list of Research Targets,
            Exhibit 3.4 will be amended to delete such target and a copy of amended Exhibit 3.4 will be sent to ATL by ISIS.

      (v) Upon termination of a License to Research or a License to Exploit for any reason, a Research Target will be automatically removed from
            Exhibit 3.4 and will thereafter be considered an Abandoned Research Target.

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(e)   At no time during the term of this Agreement or the Collaboration Term will there be any more than [***] designated Research Targets. As of the Effective Date, ATL may nominate up to [***] Research Targets; after the Effective Date, ATL may not substitute more than [***] Research Targets in any year during the Collaboration Term.

3.6   GENEWALKS; GENETROVE INVESTIGATIONS.

(a) GENERAL OVERVIEW. ISIS will perform Gene Walks on all of the Research Targets designated in Exhibit 3.4, with the exception of CD49d, as a Collaboration Compound for that Research Target has already been identified by ISIS (i.e., ISIS 107248). The Gene Walks are expected to provide ATL with at least one optimized antisense oligonucleotide designed to modulate the respective Research Target together with control oligonucleotides. Upon ATL's request, ISIS will then evaluate those antisense oligonucleotides selected for further study by ATL in functional assays. ATL will utilize the antisense oligonucleotides further in IN VITRO and IN VIVO studies. A GeneTrove Investigation, which ATL may request after a Gene Walk for the relevant Research Target has been performed, includes the use of the antisense oligonucleotides that are obtained as a direct result of the Gene Walk in primary cellular phenotypic assays currently conducted by ISIS, as further described below and in
      Exhibit 3.8. The ownership and use of all materials, including Antisense Inhibitors, and of all data and information generated as a result of a Gene Walk, a GeneTrove Investigation, or otherwise provided to ATL by ISIS pursuant to this Agreement, is governed by the provisions of Article 6.

(b) PROJECT COORDINATORS. ATL and ISIS will each select one employee to serve as the Project Coordinator for that party, with respect to
      Gene Walks and GeneTrove Investigations.   The Project Coordinators
      will facilitate the selection, prioritization, removal and replacement of Research Targets. The Project Coordinators will each have appropriate technical credentials, knowledge and ongoing familiarity with the foregoing activities. The Project Coordinators will meet on an as-needed basis via teleconference or videoconference, at times mutually agreed upon by the parties. Decisions of the Project Coordinators will be unanimous. If the Project Coordinators cannot agree on an issue, the issue will be submitted to the JRC for resolution.

3.7   GENE WALKS.

(a) ISIS agrees to perform up to [***] Gene Walks on Research Targets for ATL during the Collaboration Term [***]. Gene Walks performed on genes of different species are considered separate Gene Walks; for example, a Gene Walk performed on a mouse gene and one performed on its human equivalent counts as two Gene Walks. ATL may request that ISIS perform an additional [***] Gene Walks on Research Targets during the Collaboration Term, at a cost to ATL of [***] each. If ISIS agrees to perform additional Gene Walks, ATL will compensate ISIS for the cost of each such additional Gene Walk [***].

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(b)   Irrespective of the timing of ATL's requests for Gene Walks - that is, whether or not ATL uses its allocation of [***] Gene Walks within the first [***] years of the Collaboration Term, and regardless of when ATL elects to use its allocation of [***] Gene Walks at [***] apiece - ISIS will not be required to perform more than [***] Gene Walks per year for ATL during the first [***] years of the Collaboration Term and will not be required to perform more than [***] Gene Walks per year for ATL during the remaining [***] years of the Collaboration Term. Gene Walks, a sample Gene Walk schedule for the Collaboration Term, and the related activities of the parties are further described in Exhibit 3.7.

(c) A Gene Walk is automatically requested when a Research Target is added to the list in Exhibit 3.4. Therefore, as of the Effective Date, ATL will be deemed to have requested a Gene Walk for each Research Target listed in Exhibit 3.4, except for CD49d. Within [***] days of the Effective Date, ATL will provide ISIS with written notice of the order in which it wishes the Research Targets to be scheduled for Gene Walks. As new Research Targets are added to
      Exhibit 3.4, they will be added to the end of the list of targets on which Gene Walks are to be performed.

(d) After each successful Gene Walk, ISIS will provide up to [***] Antisense Inhibitors and a control oligonucleotide to ATL for use in confirming studies in quantities not to exceed 2 (mu)mole per Research Target. ATL may request quantities for use in preclinical pharmacology studies at the price of [***] per order for amounts up to [***] of the particular Antisense Inhibitor ordered. [***]


3.8   GENETROVE INVESTIGATIONS.

(a) ATL may request that ISIS perform up to [***] GeneTrove Investigations per year during the Collaboration Term on Research Targets at a cost to ATL of [***] per GeneTrove Investigation. GeneTrove Investigations and the related activities of the parties are further set forth in Exhibit 3.8.

(b) ATL may request that ISIS perform additional GeneTrove Investigations. If ISIS agrees, at its sole discretion, to perform additional GeneTrove Investigations, ATL will compensate ISIS for each such additional GeneTrove Investigation in accordance with comparable rates charged by ISIS' GeneTrove division to other GeneTrove customers.

(c) To request a GeneTrove Investigation under subsection (a) or (b) herein, ATL will submit a written request to ISIS, which request will indicate the identity of the Research Target on which ATL requests that a GeneTrove Investigation be performed. ATL will provide ISIS with any additional information reasonably requested by ISIS to enable ISIS to conduct such GeneTrove Investigation.

(d) Except as provided otherwise herein, the data and information generated by the GeneTrove Investigations pursuant to the collaboration hereunder will be considered confidential and will be subject to the provisions of
      Article 6.


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(e)   ATL agrees that ISIS may enter data and information from ISIS' conduct of each GeneTrove Investigation for ATL hereunder into its proprietary human gene function database(s), [***].


3.9   OTHER COLLABORATIVE RESEARCH PROGRAM-RELATED ACTIVITIES.

(a)   ACCESS TO CONSULTING SUPPORT AND TRAINING.


      (i) During the Collaboration Term, ISIS will provide ATL with reasonable amounts of preclinical and research advice [***] (phone consultation or visit at ISIS only) in support of any Active Program hereunder that involves a Collaboration Compound made using ISIS Standard Chemistry for which a License to Research exists.

      (ii) During the first [***] years of the Collaboration Term, upon ATL's request and at times mutually agreed upon by the parties, ISIS will allow [***] visiting scientists from ATL to work in the ISIS laboratories to be trained in [***], during normal business hours and upon reasonable prior notice, subject to any restrictions imposed by ISIS in order to protect the confidentiality of programs, activities and information unrelated to any ongoing Active Program hereunder. The visiting scientists may visit and receive training at ISIS for up to [***]. ATL will pay all expenses (e.g. salary, travel, lodging, meals, transportation, etc.) incurred by its visiting scientists while receiving training from ISIS personnel. No ISIS personnel will be required to visit ATL's facilities.

      (iii) ISIS acknowledges that ATL may desire to train its academic collaborators. If ATL wishes to substitute an academic collaborator for an ATL employee with respect to the training referenced in (a) above, ATL will provide ISIS with a specific written request to do so in advance, for ISIS' approval, which approval will not unreasonably be withheld. Any such academic collaborator, once approved by ISIS, must enter into a confidentiality agreement with ISIS before any training can be initiated.

      (iv) If ATL requests additional amounts or types of consulting support or training and if ISIS agrees to provide such training, the parties will negotiate appropriate terms including, without limitation, the scope, timing, duration and cost of such training, in good faith.


                                    ARTICLE 4

                         LICENSE GRANTS AND OTHER RIGHTS

4.0 LICENSE TERM. As used herein, "License Term" means the term beginning on the Effective Date and ending on the date on which all obligations to pay royalties hereunder have expired.

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4.1   LICENSES TO RESEARCH. A License to Research is a license to perform research and development activities relating to a Research Target until the filing of an NDA or non-US equivalent on a Product that modulates such Research Target.

(a)   LICENSE GRANT.

      (i) For each Research Target, ISIS will grant to ATL and its Affiliates when ATL takes a License to Research, an exclusive, worldwide license under the ISIS Core Technology Patent Rights, the ISIS Formulation Patent Rights, the Manufacturing Patent Rights, the Research Target Patent Rights and the Third Party Patent Rights solely to conduct research and clinical development for all therapeutic and cosmetic applications for Collaboration Compounds that modulate such Research Target. For Collaboration Compounds that modulate Dermatology Targets, the license is limited to topical dermatological indications only. These rights will only be sublicensable as explicitly provided in Section 4.3. The license grant described hereunder will commence automatically on grant of the License to Research and will terminate upon termination of the corresponding License to Research.

      (ii) For each Research Target, ISIS will grant to ATL and its Affiliates when ATL takes a License to Research, a nonexclusive, worldwide license under the Research Target Patent Rights, the ISIS C5-Propyne Patent Rights, and the ISIS Formulation Patent Rights solely to conduct research and clinical development for all therapeutic and cosmetic applications for Research Target Compounds that modulate such Research Target. For Research Target Compounds that modulate Dermatology Targets, the license is limited to topical dermatological indications only. These rights will only be sublicensable as explicitly provided in Section 4.3. The license granted hereunder will commence automatically on grant of the License to Research and will not terminate upon termination of the corresponding License to Research.

(b) As of the Effective Date, ISIS grants to ATL a License to Research with respect to each Research Target listed in Exhibit 3.4. ATL will receive additional Licenses to Research with respect to Research Targets when added to Exhibit 3.4. Licenses to Research may only be obtained during the Collaboration Term. No License to Research will be granted to ATL on any Research Target after the Collaboration Term ends.

(c)   [***]

(d) ATL may terminate a License to Research with respect to a Research Target for any reason, at any time during the term of this Agreement, by providing ISIS with written notice that the Research Target is being removed from Exhibit 3.4.

(e) With the exception of the License to Research applicable to ISIS 107248, which is governed by the provisions of subsections (f) and (g) below, if a Research Target is no longer part of an Active Program, ISIS may terminate the License to Research applicable to that Research Target at any time during the term of this Agreement upon written notice to ATL.

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(f)   As provided in Section 2.2(c), ISIS may terminate the License to Research applicable to ISIS 107248 at any time during the term of this Agreement upon written notice to ATL, if the milestones or other conditions set forth in Section 2.2(c) are not timely met.

(g)   Once ATL has elected and obtained 5 Licenses to Exploit pursuant to
      Section 4.2, all remaining Licenses to Research will immediately terminate, and all rights to the remaining Research Targets licensed to ATL will revert to ISIS; provided, however, that the licenses granted pursuant to Section 4.1(a)(ii) will remain in effect.

(h) ISIS will provide ATL with a semiannual report summarizing the status of Research Target Patent Rights subject to a License to Research hereunder and will include updates to any Exhibits that are affected.



4.2 LICENSES TO EXPLOIT. A License to Exploit is a license to perform research, development and commercialization activities on Products that modulate a Research Target.

(a) ISIS grants ATL the option to convert any active License to Research hereunder into a License to Exploit, as set out below. Notwithstanding the foregoing, ATL may convert not more than 5 Licenses to Research into Licenses to Exploit, and each License to Exploit must be requested by ATL prior to the filing of an NDA (or
      non-US equivalent) for the relevant Research Target.   The option to
      convert Licenses to Research to Licenses to Exploit expires [***] after the end of the Collaboration Term.

(b) If ATL elects to convert a License to Research into a License to Exploit, ATL will provide ISIS with written notice effecting the exercise of the option, which will identify the particular Research Target to which the License to Research applies and will include written verification that all applicable milestones and obligations of ATL with respect to that Research Target have been timely met. Upon ISIS' receipt of such written notice, ISIS will have [***] days to object if it believes that ATL has not timely met all applicable milestones and obligations with respect to that Research Target. At the end of such [***]-day period, the License to Exploit will be granted with respect to the relevant Research Target if ISIS has not objected. [***].

(c)   LICENSE GRANT.

      (i) For each Research Target for which a License to Exploit is granted ISIS will grant to ATL an exclusive, worldwide license under the ISIS Core Technology Patent Rights, the ISIS Formulation Patent Rights, the Manufacturing Patent Rights, the Research Target Patent Rights and the Third Party Patent Rights solely to make, have made, use, develop, offer for sale and sell Collaboration Compound Products that modulate such Research Target for all therapeutic and cosmetic applications. For Collaboration Compound Products that modulate Dermatology Targets, the license is limited to topical dermatological indications only. These rights will only be sublicensable as explicitly provided in Section 4.3. This license will commence automatically on grant of the corresponding License to Exploit and will terminate upon termination of the corresponding License to Exploit.

                                       13

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      (ii)  For each Research Target for which a License to Exploit is granted ISIS will grant to ATL a nonexclusive worldwide license under the Research Target Patent Rights, the ISIS C5-Propyne Patent Rights, and the ISIS Formulation Patent Rights solely to make, have made, use, develop, offer for sale and sell Research Target Compound Products for all therapeutic and cosmetic applications. For Research Target Compound Products that modulate Dermatology Targets, the license is limited to topical dermatological indications only. These rights will only be sublicensable as explicitly provided in Section
            4.3. This license will commence automatically on grant of the corresponding License to Exploit and will not terminate upon termination of the corresponding License to Exploit.

(d) No substitutions may be made on Licenses to Exploit. Once a License to Exploit has been taken with respect to a Research Target, a different Research Target may not be substituted thereunder.

(e) ATL may terminate a License to Exploit with respect to a Research Target, for any reason, at any time during the term of this Agreement, by providing ISIS with written notice.

(f) The party bearing primary responsibility for the prosecution, maintenance and defense of any Research Target Patent Rights pursuant to Article 8 herein will provide the other party hereto with a semiannual report summarizing the status of Research Target Patent Rights subject to a License to Exploit hereunder for which such party is responsible and will include updates to any Exhibits listing rights in any Patents licensed hereunder that are affected, if appropriate.

4.3   SUBLICENSES UNDER ISIS PATENT RIGHTS AND THIRD PARTY PATENT RIGHTS.

(a) Any sublicense granted by ATL and its Affiliates under this Agreement is subject to and will be consistent with the terms and conditions of this Agreement and with the terms of the agreements pursuant to which ISIS obtained its rights in Third Party Patent Rights. The grant of any such sublicense hereunder will not relieve ATL or its Affiliates of its obligations under this Agreement. ATL will promptly provide ISIS with copies of all sublicenses granted by ATL or its Affiliates, as well as Sublicensee contact information.

(b) Subject to the terms and conditions of this Agreement and during the License Term, ATL and its Affiliates will have the right to grant sublicenses (each an "ATL Sublicense") under the licenses from ISIS set forth in Sections 4.1 and 4.2 to Third Parties as follows.

      (i)   ATL and its Affiliates may grant an ATL Sublicense to a Third
            Party collaborator under the Research Target Patent Rights solely for the purpose of enabling such Third Party to collaborate with ATL on bona fide research, development and commercialization work on a Research Target Compound and, after such collaborative work, to make, have made, use, offer for sale and sell a Product containing such Research Target Compound.

      (ii) ATL and its Affiliates may grant an ATL Sublicense to a Third Party collaborator

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

            under the ISIS Core Technology Patent Rights, the ISIS Formulation Patent Rights, the Manufacturing Patent Rights, the Research Target Patent Rights and the Third Party Patent Rights solely for the purpose of making, developing or using a Collaboration Compound or making, having made, using, developing, offering for sale or selling a Collaboration Compound Product.

      (iii) In the event of a material default by any Sublicensee under an ATL Sublicense, ATL will inform ISIS and take commercially reasonable efforts to cause the Sublicensee to cure the default or will terminate the ATL Sublicense. ATL will specifically state that ISIS is a third party beneficiary in any ATL Sublicense(s) hereunder.


4.4   MAXIMUM NUMBER OF LICENSES.

Not more than [***] Licenses to Research or Licenses to Exploit may be in existence at any time during the term of this Agreement. Each such license is to a discrete Research Target.

4.5   RIGHT OF FIRST REFUSAL.

(a) During the term of this Agreement, if ATL is approached by a Third Party regarding, or elects to offer to a Third Party, the opportunity to collaborate on the development of a compound that modulates a Research Target other than IGF-1R, ATL will provide written notice of same to ISIS. Such notice will include information identical to that presented by ATL to a Third Party including, at a minimum, (i) information possessed and disclosable by ATL that supports the development of such a compound and is reasonably necessary for ISIS to assess the commercial potential of such compound; and (ii) a proposal that ATL would be prepared to accept. Within [***] days of receipt of such notice, ISIS will provide written notice to ATL indicating whether it is interested in negotiating with ATL to obtain the rights to develop and commercialize such compound with ATL.

(b) If ISIS fails to respond to ATL's notification within [***] days or indicates that it is not interested in developing and commercializing such compound with ATL, ATL will thereafter be free to enter into discussions with one or more Third Parties regarding the development and commercialization of such compound.

(c) If ISIS timely indicates its interest in obtaining such rights to develop and commercialize such compound with ATL, the parties will negotiate in good faith the terms of a separate development and commercialization agreement, which terms will be commercially reasonable, including without limitation license fees, milestone payments, and royalties, during the period up to [***] days following receipt of ISIS' notice. If the parties are unable to execute such an agreement within such time period, despite good faith negotiations by each party, ATL will thereafter be free to develop and commercialize such compound with one or more Third Parties, provided that the terms offered to such Third Party include financial terms that are no more favorable than those offered to ISIS.

4.6   RIGHTS RETAINED BY ISIS.

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

ISIS will retain the right to practice under all patent rights licensed to ATL hereunder as necessary to carry out ISIS' obligations under this Agreement and the Clinical Supply Agreement, and for any purpose other than to make, have made, use, import, offer for sale and sell Collaboration Compound Products, except as provided otherwise herein. ATL will not practice any of the patent rights licensed to ATL hereunder other than as expressly licensed in this
Article 4.

4.7   ACCESS TO ADDITIONAL TECHNOLOGY.

(a) If, after the Effective Date and during the Collaboration Term, ISIS comes to own, or acquires a license with the right to grant sublicenses thereunder, any new or additional ISIS Core Technology Patent Rights or Manufacturing Patent Rights, and ATL desires access to such rights, any licenses or sublicenses from ISIS to ATL under such Patents pursuant to Sections 4.1 and 4.2 are conditioned on ATL's agreement (i) to pay, on a flow-through basis, any royalties, milestones or other financial obligations owed to ISIS' licensor arising from a license or sublicense grant to ATL and the practice under such license or sublicense by ATL, its Affiliates or Sublicensees; and (ii) to abide by all terms of the agreement under which a Third Party license is granted to ISIS.

(b) If, after the Effective Date and during the Collaboration Term, a change in the manufacturing process as a result of a change in the master batch records for ISIS 107248 requires access of ATL to Manufacturing Patent Rights that were not practiced in the manufacture of the ISIS 107248 API prior to such change, and if ISIS has obtained ownership or control of such Manufacturing Patent Rights by way of a license from or via collaboration with a Third Party, then any license or sublicense granted to ATL under such Manufacturing Patent Rights is conditioned on the prior agreement to be negotiated in good faith by the parties regarding (i) the assumption by ATL of all financial obligations owed to such Third Party arising from the grant of a license or sublicense to ATL and the practice under such license or sublicense by ATL, its Affiliates or Sublicensees; (ii) the payment to ISIS of an equitable portion of acquisition costs incurred by ISIS; and (iii) an agreement by ATL to abide by all terms of the agreement under which such Manufacturing Patent Rights were acquired, if applicable.

4.8   EFFECT OF TERMINATION OF LICENSES TO RESEARCH AND LICENSES TO
      EXPLOIT.

(a) Upon termination of any License to Research or License to Exploit hereunder, ATL will assign and transfer to ISIS, to the extent ATL is not prohibited from doing so, all rights it owns or controls and any data and information relating to any Collaboration Compound or Collaboration Compound Product relating to the relevant Research Target obtained or generated by ATL during the term of the Agreement. [***].

(b) If a License to Research or License to Exploit pertaining to a Research Target other than ISIS 107248 is terminated for any reason, promptly upon any such termination, the parties will prepare a transition plan to ensure the seamless transition of any clinical studies and distribution and sales activities relating to any Antisense Inhibitor, Collaboration Compound, and/or Collaboration Compound Product from ATL to ISIS. In addition, ATL will provide
      ISIS with any and all data relating to such Antisense Inhibitor, Collaboration Compound, Product using ISIS Standard Chemistry and/or to any ISIS Patent Rights relating to any Research Target that are in ATL's possession or control.

(c) Upon termination of the License to Research or License to Exploit applicable to ISIS 107248, ATL will promptly return to ISIS all information and materials relating to ISIS 107248 provided to ATL by ISIS or independently generated by ATL, its Affiliates, Sublicensees or contractors and all quantities of ISIS 107248 API provided by ISIS under the Clinical Supply Agreement that have not been used.

(d) Upon termination of any License to Research or License to Exploit applicable to a Collaboration Compound or Collaboration Compound Product, ATL will promptly return to ISIS all quantities of API provided by ISIS under the Clinical Supply Agreement that have not been used. In addition, ATL will promptly provide to ISIS all information and materials relating to such Collaboration Compound or Collaboration Compound Product provided to ATL by ISIS. ATL will also promptly provide to ISIS all information and materials relating to such Collaboration Compound or Collaboration Compound Product independently generated by ATL, its Affiliates, Sublicensees or contractors. With respect to information and materials relating to such Collaboration Compound or Collaboration Compound Product that were independently generated by ATL, its Affiliates, Sublicensees or contractors, ISIS will compensate ATL as follows:

      (1)   [***].

      (2)   [***].

                                    ARTICLE 5

                             ROYALTIES AND PAYMENTS



5.1 MINIMUM ROYALTIES PAYABLE TO ISIS BY ATL ON SALES OF PRODUCTS BY ATL OR ITS AFFILIATES.

Subject to the terms and conditions of, and during the term of, this Agreement, ATL will pay to ISIS royalties on sales of Products by ATL or its Affiliates, according to the terms set forth below.

(a) The minimum royalty payable to ISIS by ATL for sales of any Product by ATL or its Affiliates containing ISIS 107248 is [***] of Net Sales for as long as there are issued and unexpired claims within the patent rights applicable to such Product and [***] of Net Sales thereafter for the life of such Product.

(b)   [***].

(c) Except as otherwise provided above, the minimum royalty payable to ISIS for sales of any Product by ATL or its Affiliates comprising a compound that modulates a Research Target or Abandoned Research Target for which ISIS has not established efficacy in an animal model or has not conducted preclinical toxicology studies is [***] of Net Sales. Such minimum royalty is due and payable for the life of the Product.

(d) Except as otherwise provided above, the minimum royalty payable to ISIS by ATL for sales of any Product by ATL or its Affiliates for which ISIS has established efficacy in an animal model or has conducted preclinical toxicity studies will be negotiated in good faith by the parties on a case-by-case basis, but will not be less than [***] of Net Sales.

(e) For Products under (a) or (c), in addition to any minimum royalties due under (a) or (c), the royalty payable to ISIS by ATL for sales of any Product by ATL or its Affiliates, the manufacture, use, sale, or importation of which would, but for the licenses granted hereunder, infringe an issued and unexpired claim under the ISIS Formulation Patent Rights is [***] of Net Sales for Products containing compounds that modulate a Research Target. Such minimum royalty is due and payable for the term of issued and unexpired claims within the patent rights applicable to such Product.

(f) The minimum royalties payable as described in Sections 5.1 (a)-(e) are in addition to any royalties payable to ISIS for Third Party Patent Rights as set forth in Section 5.3 below.

5.2 SUBLICENSE INCOME PAYABLE TO ISIS BY ATL OR ITS AFFILIATES ON PRODUCTS SOLD BY SUBLICENSEE(S).

Subject to the terms and conditions of, and during the term of, this Agreement, ATL or its Affiliates will pay to ISIS certain shares of Sublicense Income received by ATL or its Affiliates, according to the terms set forth hereinbelow.

(a) The share of Sublicense Income payable to ISIS by ATL or its Affiliates on Sublicensee sales of a Collaboration Compound Product containing ISIS 107248 is [***] of all Sublicense Income for the term of issued and unexpired claims within the patent rights applicable to such Product and [***] of all Sublicense Income thereafter for the life of such Product.

(b) [***].

(c) Except for Products containing ISIS 107248 or a compound that modulates IGF-1R, ATL will pay ISIS a [***] royalty on Net Sales of any Product by Sublicensee and [***] of Sublicense Income exclusive of royalties. Such amounts are due and payable for the life of the Product.

(d) In addition to amounts payable under (a) or (c), ATL will pay ISIS [***] of Sublicense Income for sales of Products by Sublicensees containing compounds that modulate a Research

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

Target other than IGF-1R and that that would, but for the licenses granted hereunder, infringe the ISIS Formulation Patent Rights. Such amounts are due and payable for the term of issued and unexpired claims within the ISIS Formulation Patent Rights.

(e) Except as otherwise provided above, the share of Sublicense Income payable to ISIS by ATL or its Affiliates for the license of rights to and/or sale of a Product for which ISIS has established efficacy in an animal model or has conducted preclinical studies will be negotiated in good faith by the parties, but will not be less than [***] of the Sublicense Income.

5.3   ROYALTIES PAYABLE TO ISIS FOR THIRD PARTY PATENT RIGHTS.

(a) In addition to the royalties and other payments set forth in Sections 5.1 and 5.2, the following royalties (percentages of Net Sales) are payable to ISIS by ATL for sales of Products including Products that modulate IGF-1R, whether sold by ATL, its Affiliates, or Sublicensees, the manufacture, use, sale, or import of which would, but for the licenses granted hereunder, infringe an issued and unexpired claim of the following patent rights on a Product by Product basis:

            [***]


(b)   [***].

(c)   [***]

5.4   ROYALTY CAP.

(a) Should the royalty payable by ATL to ISIS pursuant to Sections 5.1 and 5.3 with respect to sales of a Product comprising a CD49d-modulating compound, including ISIS 107248, exceed [***] of Net Sales, the total royalty ATL must pay ISIS for such Product will be [***] of Net Sales.

(b) Should the royalty payable by ATL to ISIS pursuant to Sections 5.1 and 5.3 with respect to sales of a Product other than a Product comprising a CD49d-modulating compound, exceed [***] of Net Sales, the total royalty ATL must pay ISIS for such Product will be [***] of Net Sales.

(c) The foregoing royalty caps apply only to the royalty rates set forth in Sections 5.1 and 5.3 and thus do not apply to any new technology or patent rights acquired or accessed by ISIS after the Effective Date, as described in Sections 4.7 and 8.4 or to the royalties owed pursuant to Section 5.2.

5.5   EXAMPLES.

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

(a) EXAMPLE OF CALCULATION OF ROYALTY RATE FOR SALES OF PRODUCTS COMPRISING ISIS 107248 BY ATL OR ITS AFFILIATES:

      The royalty payable to ISIS for sales of Product by ATL or its Affiliates (as a percentage of Net Sales) comprising non-topically-administered formulations of ISIS 107248 is calculated as follows (assuming all relevant patent rights are issued and unexpired):


[***]


(b) EXAMPLE OF ROYALTIES AND SUBLICENSE INCOME PAYABLE TO ISIS BY ATL OR ITS AFFILIATES ON SALES OF PRODUCTS COMPRISING ISIS 107248 BY SUBLICENSEES:

      [***]

5.6   PAYMENT OF ROYALTIES AND INCOME; REPORTS.

ATL will make royalty payments to ISIS for each Product sold during a Calendar Quarter within [***] days of the last day of that Calendar Quarter. Each royalty payment will be accompanied by a written report for that Calendar Quarter showing the calculation of Net Sales of the Product sold by ATL, its Affiliates and its Sublicensees worldwide during the quarterly reporting period and the calculation of the royalties and Sublicense Income payable under this Agreement, all on a country-by-country and Product-by-Product basis.

5.7   PAYMENT MODALITIES; FOREIGN CURRENCY CONVERSION; LATE PAYMENT
      CHARGES.

(a) PAYMENTS. All payments to ISIS under this Agreement will be made in United States Dollars by bank wire transfer in next day available funds to such bank account in the United States designated in writing by ISIS from time to time. All amounts payable to ISIS hereunder are noncreditable and nonrefundable.

(b)   LATE PAYMENTS; COLLECTIONS.   In the event that any payment,
      including royalty, milestone or research payments, due hereunder is not made when due, the payment will bear interest from the date due at the lesser of (i) [***] per month, compounded monthly, or (ii) the highest rate permitted by law; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. If ATL disputes the amount of an invoice presented by ISIS within [***] days of receipt of such invoice, the late fees will only apply to the correct amount as later determined or agreed. The payment of such interest will not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment. In addition, ATL agrees to pay all costs of collection, including reasonable attorneys' fees, incurred by ISIS in enforcing the payment obligations of ATL after a due date has passed under this Agreement.


5.8   AUDITS REQUESTED BY ISIS.

(a) Upon the written request of ISIS, and not more than once in each calendar year, ATL will permit ISIS' independent certified public accountant to have access during normal business hours to such of the records of ATL as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for the current year and the preceding 2 years prior to the date of such request. The accounting firm will disclose to ISIS only whether the royalty reports are correct or incorrect, the specific details concerning any discrepancies, and the corrected amount of Net Sales and Sublicense Income. No other information will be provided to ISIS.

(b) At the request of ISIS, ATL will direct its Affiliates to permit audits of the Affiliates' records in accordance with the provisions of subsection (a) above. Further, ATL will include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to submit reports to ATL, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by ISIS' independent accounting firm, to the same extent required of ATL hereunder. ISIS' independent accounting firm will also be granted access to such reports in ATL's possession as part of the audit referenced in subsection (a) above.

(c) If such accounting firm concludes that additional royalties were owed during such period, ATL will pay the additional royalties within [***] days of the date ISIS delivers to ATL such accounting firm's written report. The fees charged by such accounting firm will be paid by ISIS unless the additional royalties, milestones or other payments owed by ATL exceed [***] of the royalties, milestones or other payments paid for the time period subject to the audit, in which case ATL will pay the reasonable fees and expenses charged by the accounting firm.

(d)   ISIS will treat all financial information subject to review under this
      Section 5.8 or under any sublicense agreement in accordance with the confidentiality provisions of Article 9, and will cause its accounting firm to enter into an acceptable confidentiality agreement with ATL and its Sublicensees obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

5.9   AUDITS REQUESTED BY ATL.

(a) Upon the written request of ATL, and not more than once in each calendar year, ISIS will permit ATL's independent certified public accountant to have access during normal business hours to such of the records of ISIS as may be reasonably necessary to verify the accuracy of the invoices submitted to ATL hereunder for the 12 months preceding the date of such request. The accounting firm will disclose to ATL only whether the invoiced amounts are correct or incorrect, the specific details concerning the basis for the invoiced amounts, and the corrected amount, if applicable. No other information will be provided to ATL.

(b) If such accounting firm concludes that any amounts invoiced were in error during such period and ATL is entitled to a refund of such amounts, ISIS will refund to ATL the amounts overcharged within [***] days of the date ATL delivers to ISIS such accounting firm's written report. The fees charged by such accounting firm will be paid by ATL unless the additional refunded amounts owed by ISIS exceed [***] of the total amount for which ATL was invoiced during the time period subject to the audit, in which case ISIS will pay the reasonable fees and expenses charged by the accounting firm.

(c)   ATL will treat all financial information subject to review under this
      Section 5.9 in accordance with the confidentiality provisions of Article 9 and will cause its accounting firm to enter into an acceptable confidentiality agreement with ISIS obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.


5.10  TAXES.

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, ATL will make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. ATL will submit appropriate proof of payment of the withholding taxes to ISIS within a reasonable period of time.

                                    ARTICLE 6

                   USE OF MATERIALS, DATA AND INFORMATION

6.1 Unless provided otherwise herein, all Antisense Inhibitors and any related research materials delivered to ATL under this Agreement will be used only in furtherance of a Development Program or Collaborative Research Program, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of ISIS, and will not be used in research or testing involving human subjects. The Antisense Inhibitors and any related research materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. ATL agrees to comply with all applicable laws, rules and regulations in connection with its use of Antisense Inhibitors and related research materials provided hereunder.

6.2 All Antisense Inhibitors and related research materials provided to ATL hereunder are proprietary to ISIS. Any unused quantities of Antisense Inhibitors and research materials will be returned to ISIS by ATL, upon ISIS' request, at ISIS' expense.

6.3 ATL may use data and information generated pursuant to a Gene Walk or GeneTrove Investigation, or otherwise provided to ATL by ISIS hereunder, for internal drug discovery purposes only, consistent with the terms of this Agreement. Except as provided otherwise herein, all data and information provided to ATL by ISIS pursuant to this

      Agreement is confidential and proprietary to ISIS and will not be disclosed to Third Parties, consistent with the provisions of Article 9 herein. ISIS acknowledges that ATL may wish to provide such data and/or information to a Third Party in connection with ATL's bona fide development, commercialization or partnering activities under this Agreement; ISIS will not unreasonably withhold its consent to such a transfer of data and information, provided that the receiving party is advised of the confidentiality provisions hereunder and agrees to be bound thereby. Notwithstanding the foregoing, ISIS reserves the absolute right to withhold consent if ATL wishes to transfer such data or information to an antisense company or other competitor of ISIS.

6.4 Consistent with the foregoing provisions, if ATL conducts studies comparing ISIS Standard Chemistry with the chemistry of a Third Party, all data and information incorporating or relating to ISIS Standard Chemistry that result from such studies is confidential and proprietary to ISIS and will not be disclosed to Third Parties, consistent with the provisions of
      Article 9 herein.

                                    ARTICLE 7

                               FUNDING PROVISIONS

7.1   FUNDING FOR DEVELOPMENT ACTIVITIES.

(a) As of the Effective Date, ATL will pay for all activities described in the ISIS 107248 Development Plan or any other Development Plan hereunder, or as approved by the JDC and performed by ISIS in the course of any Development Program on a time and materials basis. Labor will be [***]. Materials and out of pocket expenses incurred by ISIS will be [***].

(b) ISIS will submit an invoice for such expenditures to ATL after each Calendar Quarter, and ATL will submit payment to ISIS within [***] days from the date of invoice, consistent with the provisions of Section 5.7.

7.2   FUNDING FOR COLLABORATIVE RESEARCH PROGRAM ACTIVITIES.

(a) Except as specifically provided otherwise herein, as of the Effective Date, ATL will pay for all activities performed by ISIS in the course of the Collaborative Research Program hereunder on a time and materials basis. Labor will be [***]. Materials and out of pocket expenses incurred by ISIS will be [***].

(b) ATL will pay for additional Gene Walks, for GeneTrove Investigations, and for additional quantities of Antisense Inhibitors as specified in Sections
      3.7 and 3.8 herein.

(c) ISIS will submit an invoice for such expenditures to ATL after each Calendar Quarter, and ATL will submit payment to ISIS within [***] days from the date of invoice, consistent with the provisions of Section 5.7.

7.3   FUNDING FOR OTHER ATL ACTIVITIES.

ATL will also pay for any other activities ATL deems necessary to research, develop or commercialize a Collaboration Compound or Product, or which are otherwise required for ATL to fulfill its obligations hereunder, on a time and materials basis. Labor will be [***]. Materials and out of pocket expenses incurred by ISIS will be [***].

                                    ARTICLE 8

                              INTELLECTUAL PROPERTY

8.1   OWNERSHIP OF INVENTIONS.

(a) Neither party hereto will be deemed by this Agreement to have been granted any license or other rights to the other party's rights in any inventions, technology, discoveries, or other proprietary property (collectively, "Inventions") existing as of the Effective Date of this Agreement, except as expressly provided herein.

(b) Except as provided otherwise herein, each party will solely own all Inventions that are made (as determined by U.S. rules of inventorship) solely by employees of or Consultants to that party pursuant to the Collaborative Research Program or any Development Program under this Agreement. Such an Invention will be an "ISIS Invention" or an "ATL Invention," as the case may be, and Patents claiming such Inventions will be "ISIS Patents" or "ATL Patents," respectively.

(c) ISIS agrees to assign to ATL its rights in any ISIS Inventions or Joint Inventions claiming Antisense Inhibitors that modulate IGF-1R and methods of using same, provided that a License to Research or License to Exploit for IGF-1R exists. If ATL does not convert the License to Research for IGF-1R into a License to Exploit IGF-1R, or if the License to Research or License to Exploit applicable to IGF-1R is terminated for any reason, ATL will assign back to ISIS the latter's rights in any such ISIS Inventions and Joint Inventions, as well as ISIS' rights in any Patents filed on such Inventions. Notwithstanding the foregoing, if such assignment of rights back to ISIS would interfere with ATL's ability to practice any ATL Inventions or ATL Patent Rights pertaining to IGF-1R, ISIS agrees to sublicense, in favor of ATL, only that portion of any such Invention or Patent, and only for that time period, as is required for ATL to practice an ATL Invention or ATL Patent that would otherwise infringe the ISIS Invention or ISIS Patent, on a nonexclusive, mutually agreeable basis that is consistent with the royalties set out in this Agreement, provided that ISIS is not otherwise precluded from doing so.

(d) Except as provided otherwise herein, ISIS and ATL will jointly hold title to all Inventions, whether or not patentable, that are made (as determined by the U.S. rules of inventorship) jointly by employees of or Consultants to ISIS and ATL pursuant to the Collaborative

      Research Program or any Development Program under this Agreement, as well as to Patents filed thereon. Such Inventions will be "Joint Inventions," and Patents claiming such Joint Inventions will be "Joint Patents." ISIS and ATL will promptly provide each other with notice whenever a Joint Invention is made. The parties agree and acknowledge that, except insofar as this Agreement provides otherwise, the default rights conferred on joint owners under US patent law, including the right of each party to independently practice, license and use a Joint Patent, will apply in relation to the Joint Patents throughout the world as though US patent law applied worldwide.

(e) The parties understand that if ATL or a Third Party collaborator of ATL provides a proprietary gene sequence or utility not known to ISIS, the discovery of inhibitors of that sequence may be a Joint Invention. Similarly, the parties understand that the discovery of a method of treating human disease by inhibiting a particular gene product, where ISIS' Antisense Inhibitor data is used to support the claims of the Patent, may be a Joint Invention.

(f) The parties agree, upon reasonable request, to execute any documents reasonably necessary to effect and perfect each other's ownership of any Invention.

(g)   [***].


8.2 FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF PATENTS OWNED OR CONTROLLED BY ISIS AND OF CERTAIN JOINT PATENTS.

(a) Except as provided otherwise herein, ISIS will have the sole and exclusive right to file, prosecute, maintain, enforce and defend any Research Target Patent Rights and any ISIS Patents or Joint Patents filed on Inventions claiming an Antisense Inhibitor to a Research Target or a method of treatment using an antisense molecule that modulates a Research Target subject to a License to Research or License to Exploit hereunder, regardless of inventorship. ISIS will consider ATL's input with respect to the prosecution, maintenance, enforcement and defense of any such Patents. ISIS will also consider any supporting information provided by ATL that relates to the Research Target and its uses, as well as any supporting IN VIVO or IN VITRO efficacy data generated from experiments performed by ATL or its collaborators. As used herein, Patent prosecution includes, without limitation, the handling of interference proceedings, oppositions, reexaminations and reissues.

(b) In the event ATL proposes the filing of a Joint Patent pursuant to subsection (a) and ISIS does not wish to file and prosecute such Joint Patent, ATL will have the right to file, prosecute, maintain, enforce and defend such Joint Patent. ATL will consider ISIS' input with respect to the prosecution, maintenance, enforcement and defense of any such Joint Patents.

(c) ISIS will also have the sole and exclusive right, in its sole discretion, to file, prosecute, maintain, enforce and defend any Patents within the ISIS Core Technology Patent Rights, the Manufacturing Patent Rights, and the ISIS Formulation Patent Rights.

(d) ISIS will pay for its own labor costs incurred in the filing, prosecution, maintenance, enforcement and defense of any Patents for which ISIS is responsible hereunder.

(e) ATL will reimburse ISIS for reasonable materials and out of pocket expenses incurred in connection with the activities recited in subsections
      (a), (c) and (d). As used herein, materials and out-of-pocket expenses means costs, other than ISIS' labor costs, [***]. ISIS will invoice ATL on a quarterly basis and ATL will submit payment to ISIS consistent with the provisions of Article 7 herein.

(f) Should ATL elect not to pay expenses relating to Patent protection in a particular country, ATL will provide ISIS with written notice of same, and ATL's payment obligations with respect to that country will cease once ISIS has received such notice, provided that all noncancelable costs and expenses incurred by ISIS prior to such date will nevertheless be reimbursed by ATL. Immediately upon ISIS' receipt of such written notice from ATL, the applicable License to Research or License to Exploit will be terminated with respect to such country.

(g) With respect to any ISIS Patent Rights exclusively licensed to ATL under a License to Exploit, ISIS will promptly advise ATL if ISIS becomes aware of any suspected or actual infringement of such ISIS Patent Rights by any person. Similarly, ATL will promptly advise ISIS if ATL becomes aware of any suspected or actual infringement of such ISIS Patent Rights by any person.

(h) If ISIS fails to initiate proceedings against any actual or suspected infringement of the ISIS Patent Rights exclusively licensed to ATL hereunder or to defend any claim of infringement against the parties pertaining to such rights within [***] days of receipt of a notice from ATL asking ISIS to do so, ATL will be entitled to initiate those proceedings at ATL's expense.

(i) Except as provided otherwise herein, ISIS will endeavor to take all action necessary to ensure that the ISIS Patent Rights that are or become subject to a License to Research or License to Exploit are maintained and diligently prosecuted.

8.3 FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF PATENTS OWNED OR CONTROLLED BY ATL.

(a) Except as provided otherwise herein, ATL will have the sole and exclusive right and responsibility, in its sole discretion, to file, prosecute, maintain, enforce and defend any Patents filed on Inventions made solely by ATL (i.e., ATL Patents). ATL will provide ISIS with a semiannual report summarizing the status of any such ATL Patents. ATL hereby grants ISIS a worldwide, royalty-free, sublicensable, perpetual, nonexclusive license to practice under ATL's rights to any such ATL Patent to carry out the activities contemplated by this Agreement and to make, have made, use, import, offer for sale and sell products other than a Product.

(b) If a License to Exploit is granted to ATL with respect to a Research Target or Collaboration Compound hereunder, ISIS will promptly thereafter transfer to ATL the sole and exclusive right to prosecute, maintain, enforce and defend any Patents owned, controlled or to which ISIS has prosecution rights that are within the Research Target Patent Rights. ATL will consider ISIS' input with respect to the prosecution, maintenance, enforcement and defense of any such Patents. If ATL decides to discontinue the prosecution, maintenance, enforcement or defense of any such Patent entirely or in a particular country, it will inform ISIS thereof with sufficient time for ISIS to assume those responsibilities with respect to such Patent and will thereafter transfer the relevant Patent files to ISIS or its designee.

8.4   INFRINGEMENT OF THIRD PARTY PATENTS.

If either party receives notice that a Product infringes a Third Party Patent, and the parties hereto agree to settle with and pay royalties to such Third Party, the additional royalty burden will be allocated as follows.

(a) If the alleged infringement is due to ATL's practice of ISIS Core Technology Patent Rights, Manufacturing Patent Rights, or ISIS 107248 Patent Rights, [***].

(b) If the alleged infringement is due to ATL's practice of any other Patent Rights licensed hereunder, [***].

8.5   PATENT COORDINATORS.

(a) Within 30 days of the Effective Date, the parties will each select a Patent Coordinator ("PC") to facilitate and coordinate the preparation, filing, prosecution and maintenance of Patents pursuant to this Agreement. The parties may agree to name additional Patent Coordinators, as long as equal representation is maintained.

(b) During the Collaboration Term, the PCs will be the primary contacts for interaction between the parties with respect to the activities referenced in (a).

(c) The PCs will meet as needed during the Collaboration Term. Meetings will be via teleconference or videoconference, or as the parties may otherwise agree. The frequency, dates and times of all meetings will be mutually agreed upon by the parties. At their first meeting, the PCs will determine such procedures as they will reasonably require to conduct their activities.

(d) The parties further agree that to facilitate the activities described in this Section, ATL's Patent Coordinator may, upon prior written notice to ISIS' Patent Coordinator and at such times as are mutually agreed upon by the Patent Coordinators, obtain access to and make copies of Patent file documents that are relevant to filing, prosecution, maintenance, enforcement and defense of Patents
      licensed to ATL hereunder.   Any and all such documents will be
      maintained by ATL in confidence, pursuant to the provisions of
      Article 9 below.

                                    ARTICLE 9

                                 CONFIDENTIALITY

9.1   NONDISCLOSURE OBLIGATION.

All Confidential Information disclosed by one party to the other party hereunder will be maintained in confidence by the receiving party and will not be disclosed to a Third Party or Affiliate or used for any purpose except as set forth below.

9.2   PERMITTED DISCLOSURES.

Except as otherwise provided herein, a party may disclose Confidential Information received from the other party:

(a) to governmental or other regulatory agencies in order to obtain Patents or approval to conduct clinical trials, or to gain Marketing Approval; provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or approvals;

(b) to Affiliates, Sublicensees, agents, consultants, and/or other Third Parties for the development, manufacturing and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates and Third Parties agree to be bound by the confidentiality obligations contained in this Agreement, provided the term of confidentiality for such Affiliates and Third Parties will be no less than 7 years; or

(c) if such disclosure is required by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

                                   ARTICLE 10

                            PUBLICATION AND PUBLICITY

10.1  PUBLICATION.

(a) The parties agree that it is customary in the industry to publish results obtained from clinical trials and other studies of a Collaboration Compound or Product, and that each party may publish such information obtained by such party in the performance of the Development Program, subject to the provisions of this Section.

(b) Except as provided otherwise herein, the parties will be entitled to publish or present on the results of any Development Program hereunder including, without limitation, the ISIS 107248 Development Program, and any Collaboration Compound or Product, provided that the party seeking to publish will deliver to the other party for its review a copy of any proposed publication or an abstract of any oral presentation of clinical results at scientific meetings involving ISIS 107248, any Collaboration Compound or Product hereunder, or the Proprietary Information of the other party, at least 30 days prior to submission of scientific publications or abstracts of oral presentations. The reviewing party will have the absolute right to request that any of its Proprietary Information be deleted from such publication or presentation, and the disclosing party will comply with that request. If the disclosing party does not receive any feedback from the reviewing party within that 30-day period, the disclosing party will be free to proceed with the publication or presentation, with the following limitations:

      (i) ISIS will be permitted to publish on matters relating to ISIS 107248, a Collaboration Compound or Product containing ISIS 107248, or any other Collaboration Compound or Product developed by ATL hereunder during the term of this Agreement only upon the prior written approval of ATL, which may be reasonably withheld by ATL.

      (ii) ATL will be permitted to publish on matters relating to any Manufacturing Technology or Manufacturing Technology Improvements relating to a specific Collaboration Compound or Product developed hereunder during the term of this Agreement only upon the prior written approval of ISIS, which may be given at ISIS' sole discretion.

10.2  PUBLICITY.

(a) The parties will issue a joint press release regarding the execution of this Agreement.

(b) Except as otherwise provided herein or required by law, neither party will originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders' reports, or otherwise, relating to this Agreement, and neither party will use the name, trademark, trade name, logo or likeness of the other party or its employees in any publicity, news release or disclosure relating to this Agreement, or its subject matter, without the prior express written permission of the other party.

(c) ATL will inform ISIS of any press releases relating to a Product permitted hereunder or required to be made by law in advance of general release to the public.

                                   ARTICLE 11

                                 INDEMNIFICATION

11.1    INDEMNIFICATION BY ATL.

ATL will indemnify, defend and hold ISIS and its agents, employees, officers and directors (the "ISIS Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits related to (a) ATL's performance of its obligations under this Agreement; (b) breach by ATL of its representations and warranties set forth in Article 13; (c) patent infringement allegations or claims asserted by a Third Party against ISIS arising out of ISIS' performance of activities for ATL pursuant to this Agreement; or (d) ATL's choice of Research Targets pursuant to Section 3.4 or 3.5; PROVIDED, HOWEVER, that ATL's obligations pursuant to this Section 11.1 will not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the ISIS Indemnitees. Notwithstanding the foregoing, ATL will have no obligation to indemnify the ISIS Indemnitees with respect to claims arising out of breach by ISIS of its representations and warranties set forth in Section
13.1.

11.2    INDEMNIFICATION BY ISIS.

ISIS will indemnify, defend and hold ATL and its Affiliates and each of their respective agents, employees, officers and directors (the "ATL Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of Third Party claims or suits related to (a) ISIS' performance of its obligations under this Agreement; or (b) breach by ISIS of its representations and warranties set forth in Article 13; PROVIDED HOWEVER, that ISIS' obligations pursuant to this Section 11.2 will not apply to the extent that such claims or suits result from the gross negligence or willful misconduct of any of the ATL Indemnitees. Notwithstanding the foregoing, ISIS will have no obligation to indemnify the ATL Indemnitees with respect to claims arising out of a breach by ATL of its representations and warranties set forth in Sections 3.5(b)(i) and 13.1.

11.3    NOTIFICATION OF CLAIMS; CONDITIONS TO INDEMNIFICATION OBLIGATIONS.

As a condition to a party's right to receive indemnification under this
Article 11, it will (i) promptly notify the other party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (ii) cooperate with the indemnifying party in the defense of such claim or suit, and (iii) permit the indemnifying party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified party without the prior written consent of the indemnified party. The indemnifying party will have no liability under this
Article 11 with respect to claims or suits settled or compromised without its prior written consent.

                                   ARTICLE 12

                        TERM AND TERMINATION OF AGREEMENT


12.1  TERM AND TERMINATION OF AGREEMENT.

This Agreement will be effective as of the Effective Date and unless terminated earlier pursuant to Sections 12.2 or 12.3 below, the term of this Agreement will continue in effect until expiration of the License Term.

12.2  TERMINATION UPON FUNDAMENTAL BREACH.

This Agreement may be terminated upon written notice by either party to the other at any time during the term of this Agreement if the other party is in fundamental breach of its obligations hereunder (i.e., a breach which goes to the heart of the Agreement) and has not cured such breach within 90 days after written notice requesting cure of the breach; providing, however, that in the event of a good faith dispute with respect to the existence of such a fundamental breach, the 90-day cure period will be stayed until such time as the dispute is resolved pursuant to Section 16.6 hereof. Material breaches that are not fundamental give rise solely to a right of damages but not a right to terminate the Agreement.

12.3  TERMINATION UPON BANKRUPTCY; RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by ISIS or ATL are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against either party under the U.S. Bankruptcy Code, the party hereto which is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

12.4  ACCRUED RIGHTS AND SURVIVING OBLIGATIONS.

Expiration or termination of the Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 4.8, 12.4 and 16.7, and Articles 5-9, 11 and 13-15 will survive expiration or termination of the Agreement. Provisions concerning reporting requirements will continue in effect in accordance with any applicable timetables set forth herein. Any expiration or early termination of this Agreement will be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Product sold prior to such termination.

                                   ARTICLE 13

                 REPRESENTATIONS AND WARRANTIES; DISCLAIMER

13.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

Each party represents and warrants to the other party that, as of the date of this Agreement:

(a) Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Such party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;

(c) This Agreement is a legal and valid obligation of such party, binding upon such party and enforceable against such party in accordance with the terms of this Agreement The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which such party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such party in connection with this Agreement have been obtained;

(d) Such party has the full and exclusive right, power and authority to enter into this Agreement, to perform the Development Program, the Collaborative Research Program and to grant the licenses granted hereunder;

(e) There are no agreements between such party and any Third Parties which would preclude or otherwise limit such party's ability to conduct its tasks and obligations under the Development Plan, the Collaborative Research Program or otherwise fulfill its obligations under this Agreement; and

(f) All individuals who will perform any activities on such party's behalf in connection with the Development Program and/or the Collaborative Research Program have assigned to such party or its Affiliates the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of either program.

13.2    REPRESENTATIONS AND WARRANTIES BY ATL.

ATL warrants and represents that to the best of its knowledge, none of the Research Targets listed on Exhibit 3.4 as of the Effective Date are encumbered by any Third Party rights including, without limitation, intellectual property rights, that would interfere with ISIS' ability to carry out the activities contemplated by the parties hereunder. ATL further warrants and represents that, to the best of its knowledge as of the Effective Date, if ISIS makes an Antisense Inhibitor to any of the Research Targets, it will not constitute an infringement of any Third Party rights and that ATL will indemnify ISIS, as set forth in Section 11.1 herein, should a subsequent determination be made that Third Party rights were infringed.

13.3    REPRESENTATIONS AND WARRANTIES BY ISIS.

ISIS warrants and represents that to the best of its knowledge, the practice of the technology claimed in the ISIS Core Technology Patent Rights and the Manufacturing Patent Rights will not infringe any Third Party patents.

13.4    DISCLAIMERS.

THE ANTISENSE INHIBITORS BEING PROVIDED TO ATL HEREUNDER ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

                                   ARTICLE 14

                                     NOTICE

14.1  NOTICE.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            if to ISIS, to:   Isis Pharmaceuticals, Inc.
                              Carlsbad Research Center
                              2292 Faraday Avenue
                              Carlsbad, CA 92008
                              Attention:  Executive Vice President
                              Fax No.: +1 (760) 931-9639

            with a copy to:   Attention: General Counsel
                              Fax No.: +1 (760) 603-3820
            if to ATL, to:    Antisense Therapeutics, Limited
                              ACN 095 060 745 of Level 1
                              10 Wallace Avenue, Toorak
                              Victoria 3142, AUSTRALIA
                              Attention:  CEO
                              Fax No.: +61 (3) 9826 4399

            with a copy to:   Attention:  General Counsel
                              Fax No.: +61 (3) 9826 4399

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

                                   ARTICLE 15

                                     RECORDS

15.1  RECORDS.

Each party will maintain records, in sufficient detail and in good scientific manner, which will fully and properly reflect all work done and results achieved in the performance of its responsibilities under each Development Plan hereunder including, without limitation, the ISIS 107248 Development Plan. Each party will have the right, during normal business hours and upon reasonable prior notice, to inspect and copy those records of the other party referred to herein that are necessary or useful to the inspecting party for the purposes of making any required filings with Regulatory Authorities in order to obtain manufacturing approvals and/or Marketing Approvals. Each party will maintain such records and the information disclosed therein in confidence in accordance with Article 9.

                                   ARTICLE 16

                            MISCELLANEOUS PROVISIONS

16.1  RELATIONSHIP OF THE PARTIES.

It is expressly agreed that ISIS and ATL will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither ISIS nor ATL will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other party.

16.2  SUCCESSORS AND ASSIGNS.

Neither this Agreement nor any interest hereunder may be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee will assume all obligations of its assignor under the Agreement, except that no intellectual property of any Third Party acquirer of ATL or ISIS will be included in the licenses granted hereunder. This Agreement will be binding upon the successors and permitted assigns of the parties. Any attempted assignment not in accordance with this Section 16.2 will be void.

16.3  ENTIRE AGREEMENT; AMENDMENTS.

This Agreement, the Stock Agreement and the Clinical Supply Agreement contain the entire understanding of the parties with respect to the license, development and commercialization of antisense APIs hereunder. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.


16.4  FORCE MAJEURE.

Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God. The affected party will notify the other party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

16.5  APPLICABLE LAW

The Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

16.6  DISPUTE RESOLUTION

(a) The parties recognize that disputes may from time to time arise between the parties during the term of this Agreement. In the event of such a dispute, either party, by written notice to the other party, may have such dispute referred to the parties' respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. Said designated officers are as follows:

            For ISIS:         Executive Vice President
            For ATL:          CEO

(b) In the event the designated executive officers are not able to resolve such dispute after such 30-day period, each party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

16.7  NO CONSEQUENTIAL DAMAGES

IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

16.8  CAPTIONS

The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

16.9  WAIVER

The waiver by either party hereto of any right hereunder, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

16.10 COMPLIANCE WITH LAW

Nothing in this Agreement will be deemed to permit a party to export, re-export or otherwise transfer any Licensed Product sold under this Agreement without compliance with applicable laws.

16.11 SEVERABILITY.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, maintains the balance of the rights and obligations of the parties under this Agreement.

16.12 WAIVER OF RULE OF CONSTRUCTION.

Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.

16.13 COUNTERPARTS.

The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


ANTISENSE THERAPEUTICS, LIMITED          ISIS PHARMACEUTICALS, INC.


By: /s/ C. Belyea                        By: /s/ B. Lynne Parshall
   ----------------------------             ------------------------------------
Name: C. Belyea                          Name:  B. Lynne Parshall
     --------------------------               ----------------------------------
Title: CEO                               Title: Executive Vice President and CFO
      -------------------------                ---------------------------------

                                    EXHIBIT 1

                                   DEFINITIONS

1.1 "ABANDONED RESEARCH TARGET" has the meaning set forth in Section 3.5(d) herein.

1.2 "ACTIVE PROGRAM" in relation to a Collaboration Compound or Product means an ongoing program for optimizing, developing and commercializing such Collaboration Compound or Product, including preclinical studies, human clinical studies, development activities aimed at obtaining registration for marketing, and marketing and selling activities, wherein such program includes the following specific "DEVELOPMENT MILESTONES" that must be met in order for the Collaboration Compound or Product to achieve and maintain "ACTIVE DEVELOPMENT" status:

      (a) initiation of phenotypic or functional assays by ATL within 12 months of ATL's receipt of reasonably sufficient quantities of the Antisense Inhibitors directed to a Research Target and corresponding control oligonucleotides;

      (b) initiation of IND-enabling toxicology studies by ATL within 18 months of ATL's receipt of an Antisense Inhibitor directed to a Research Target;

      (c) filing of an IND not later than 6 months after the completion of IND-enabling studies;

      (d) initiation of Phase I studies not later than 6 months after the filing of the IND;

      (e) initiation of Phase IIa studies not later than 24 months after the initiation of Phase I studies;

      (f) initiation of Phase III studies not later than 3 years after the initiation of Phase IIa studies;

      (g) filing of an NDA not later than 18 months after the successful completion of a pivotal trial; and

      (h) the use of commercially reasonable efforts by ATL to bring each Product to market and to maximize the commercial value of each such Product worldwide.

      If ATL will not be able to meet a Development Milestone set forth above for circumstances beyond ATL's control but has proceeded in good faith in its development efforts, ATL will be granted a 12-month extension on any of the milestones identified in above, provided that ATL [***].

      A compound that is in "Active Development" is one that is in an Active Program, as defined above.

1.3 "AFFILIATE" with respect to either party means any person, organization, corporation or other business entity (collectively, "Person") controlling, controlled by, or under common control with such party. For purposes of this definition, "control" refers to the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, of a Person.

1.4 "ANTISENSE INHIBITOR" means an oligonucleotide or analog thereof that inhibits protein synthesis at the nucleic acid level by specifically binding to the sequence of a selected messenger or viral ribonucleic acid (RNA) by base-pairing, thus causing a selective inhibition of gene expression.

1.5 "ANTISENSE TECHNOLOGY" means the selective modulation of protein synthesis at the nucleic acid level caused by the binding of an oligonucleotide or an analog thereof to a complementary sequence.

1.6     "ATL INVENTION" has the meaning set forth in Section 8.1(b).

1.7     "ATL PATENT" has the meaning set forth in Section 8.1(b).

1.8     "ATL SUBLICENSE" has the meaning set forth in Section 4.3(b).

1.9 "AUSTRALIAN APPROVAL" means approval of a Product for marketing in Australia by the Therapeutic Goods Administration ("TGA"), without the requirement for price having been approved. If a Product can be sold in Australia without TGA approval, Australian Approval will be deemed to have been obtained on the first sale of a Product in Australia.

1.10 "CALENDAR QUARTER" means the respective periods of 3 consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11 "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

1.12    "COLLABORATION" has the meaning set forth in Section 2.1.

1.13 "COLLABORATION COMPOUND" means an Antisense Inhibitor of a Research Target that is discovered or developed by ISIS that (i) incorporates Antisense Technology; (ii) incorporates ISIS Standard Chemistry; (iii) is subject to a License to Research or License to Exploit hereunder; and
        (iv) is in Active Development, consistent with Section 1.2 herein.

1.14 "COLLABORATION COMPOUND PRODUCT" means a product containing a Collaboration Compound.

1.15 "COLLABORATION TERM" means the term of the Collaborative Research Program as set forth in Section 3.1.

1.16 "COLLABORATIVE RESEARCH PLAN" has the meaning set forth in Section 3.1, as further detailed in Exhibit 3.1.

1.17 "COLLABORATIVE RESEARCH PROGRAM" means the research program described in Article 3, as modified from time to time by the parties (e.g., via the JRC).

1.18 "CONFIDENTIAL INFORMATION" means information which is (a) of a confidential and proprietary nature; (b) designated by either party as Confidential Information or Proprietary Information; and (c) not readily available to that party's competitors and which, if known by a competitor of that party, might lessen any competitive advantage of that party or give such competitor a competitive advantage. Confidential Information which is disclosed in oral, written, graphic, electronic or any other form by one party to the other party that is clearly marked as "confidential" or "proprietary." Oral information must be reduced to writing and designated as "confidential" within 30 days of disclosure.

      For the purposes of this Agreement, "Confidential Information" includes, without limitation, (a) information that is proprietary or confidential or which is treated by that party as confidential and which relates either directly or indirectly to the business of that party regardless of the form in which that information is constituted, and which is not lawfully in the public domain; and (b) any confidential information in relation to Patents, technology, know-how, or any improvements owned or controlled by a party hereto.

      "Confidential Information" will not include any information that the receiving party can establish by written records:

      (i)   was known by it prior to the receipt of Confidential
            Information from the disclosing party;

      (ii) was disclosed to the receiving party by a Third Party having the right to do so;

      (iii) was, or subsequently became, in the public domain through no fault of the receiving party, its officers, directors, employees or agents;

      (iv) was concurrently or subsequently developed by personnel of the receiving party without having had access to the disclosing party's Confidential Information;

      (v) was disclosed with the prior written consent of the disclosing party; or

      (vi) was disclosed by the receiving party pursuant to any judicial or governmental request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior notice in order to allow the disclosing party to contest such request, requirement or order.

1.19 "CONSULTANT" means an individual who is not an employee of either party hereto, but who has been engaged by a party hereto in order to perform certain activities, wherein that individual has an obligation to assign to the engaging party, at the time an Invention is made, all rights that individual may have in such Invention.

1.20 "DERMATOLOGY TARGETS" means those Research Targets designated as Dermatology Targets, as listed in Section A of Exhibit 3.4.

1.21  "DEVELOPMENT MILESTONES" means the Development Milestones set forth in
      Section 1.2 hereinabove.

1.22 "DEVELOPMENT PLAN" means the plan for the development of any Antisense Inhibitor or Collaboration Compound hereunder.

1.23 "EC APPROVAL" means approval of a Product for marketing in the European Union by the European Commission ("EC") or, if ATL seeks approval through mutual recognition therein, by the Ministry of Health of the United Kingdom, France, Germany, Italy or Spain (each a "Major European Country"), without the requirement for price having been approved. If a Product can be sold in a Major European Country without EC or Ministry of Health approval, EC Approval will be deemed to have been obtained on the first sale of a Product in a Major European Country.

1.24 "GENETROVE," when used to refer to an organization, corporation or other business entity, means the functional genomics division of ISIS.

1.25 "GENETROVE INVESTIGATION" or "GENE FUNCTIONALIZATION ASSAY" has the meaning set forth in Section 3.8, as further described in Exhibit 3.8.

1.26 "GENE WALK" has the meaning set forth in Section 3.7, as further described in Exhibit 3.7.

1.27  [***].

1.28  [***].

1.29 "IND" means an Investigational New Drug Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority or hospital ethics committee in conformity with applicable Regulatory Authority regulations.

1.30 "IND-ENABLING STUDIES" means, at a minimum, the pharmacokinetic and toxicology studies required to meet the safety regulations for filing an IND, as well as any additional studies required by a Regulatory Authority or hospital ethics committee as a prerequisite to filing an IND.

1.31 "INTEGRATED PRODUCT PLAN" or "IPP" means a plan for the development, commercialization and marketing of a Collaboration Compound hereunder. The IPP will include Product charter, strategic intent, a market analysis (event maps
      - demographics, market dynamics), label need and wants (based on the applicable Development Plan), Product life overview, geographic overview, and financial overview. In addition, a global marketing plan will be developed and incorporated into the IPP which includes analysis of market (disease overview, Product profile, archetype, patient segmentation), strategic ends (strategic intent, product positioning, brand character, core messages, critical success factors, marketing objectives) strategic means (global Product, place, price, promotion, launch, market research programs), operational plan (implementation plan, marketing activities) and budget for the execution of the plan. Each IPP will also include appropriate milestones and the dates upon which such milestones must be met by ATL, as agreed upon by the parties hereto.

1.32  "INVENTION" has the meaning set forth in Section 8.1 herein.

1.33 "ISIS 107248" means the oligonucleotide that targets human CD49d disclosed and claimed (as SEQ ID NO 81) in U.S. Patent No. 6,258,790.

1.34 "ISIS 107248 DEVELOPMENT PLAN" means the plan for the development of ISIS 107248 hereunder as set forth in Exhibit 2.2, as amended by the JDC from time to time.

1.35 "ISIS 107248 PATENT RIGHTS" means the Patents owned by ISIS as of the Effective Date or during the Collaboration Term that claim antisense oligonucleotides that modulate human CD49d, methods of making such oligonucleotides for therapeutic use, or methods of using such oligonucleotides for therapeutic applications. The ISIS 107248 Patent Rights are the Patents listed in Exhibit 1.35.

1.36 "ISIS C5-PROPYNE PATENT RIGHTS" means all Patents owned by ISIS as of the Effective Date or during the Collaboration Term that claim any of the 5-(1-propynyl) pyrimidine phosphoramidite compounds listed in Exhibit 1.37.

1.37 "ISIS CORE TECHNOLOGY PATENT RIGHTS" means the Patents owned by ISIS as of the Effective Date or during the Collaboration Term that claim ISIS Standard Chemistry, the cellular mechanisms of action by which phosphorothioate antisense oligonucleotides exert their effect, or to methods of treatment using such oligonucleotides. ISIS Core Technology Patent Rights also include the ISIS C-5 Propyne Patent Rights. The ISIS Core Technology Patent Rights are the Patents listed in Exhibit 1.37.

1.38 "ISIS FORMULATION PATENT RIGHTS" means the Patents owned by ISIS as of the Effective Date or during the Collaboration Term that claim topical formulations incorporating antisense oligonucleotides made using ISIS Standard Chemistry, methods of making formulations containing such oligonucleotides for topical administration, or methods of treatment using such topical formulations. The ISIS Formulation Patent Rights are the Patents listed in Exhibit 1.38.

1.39  "ISIS FTE RATE" means [***].

1.40  "ISIS INVENTION" has the meaning set forth in Section 8.1(b).

1.41  "ISIS NET ROYALTY" means the [***].

1.42  "ISIS PATENT" has the meaning set forth in Section 8.1(b).

1.43 "ISIS PATENT RIGHTS" means all rights in Patents owned by ISIS that are within the ISIS Core Technology Patent Rights, the Manufacturing Patent Rights, the ISIS Formulation Patent Rights, or the Research Target Patent Rights.

1.44 "ISIS STANDARD CHEMISTRY" means the technology, whether or not subject to a Patent, that is owned, acquired or controlled by ISIS as of the Effective Date or during the Collaboration Term that claims or covers linkages and sugar units in an antisense oligonucleotide, wherein such linkages include phosphorothioate linkages and such sugar units include a combination of deoxy sugar units and 2'-O-[methoxyethyl] (MOE) modified sugar units with natural and methyl substituted heterocycle bases ("MOE Gapmer Technology"). ISIS Standard Chemistry also includes the technology owned, acquired or controlled by ISIS as of the Effective Date that claims or covers the cellular mechanisms of action by which MOE Gapmer Technology antisense oligonucleotides exert their effect. ISIS Standard Chemistry does not include any target gene-specific technology.

1.45 "JAPANESE APPROVAL" means the approval of a Product for marketing in Japan by the Japanese Ministry of Health and Welfare (or any future equivalent process), together with any other approval necessary to make and sell Product commercially in Japan without the requirement for price having been approved. If a Product can be sold in Japan without Ministry of Health and Welfare approval, Japanese Approval will be deemed to have been obtained on the first sale of a Product in Japan.

1.46  "LICENSE TO EXPLOIT" has the meaning set forth in Section 4.2.

1.47  "LICENSE TO RESEARCH" has the meaning set forth in Section 4.1.

1.48  "LICENSE TERM" has the meaning set forth in Section 4.0.

1.49 "MAJOR MARKET" means any one of the following countries: the United States, Australia, Japan, the United Kingdom, France, Germany, Italy or Spain.

1.50 "MANUFACTURE" OR "MANUFACTURING" OR "MANUFACTURED" means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, and shipping a Product.

1.51 "MANUFACTURING PATENT RIGHTS" means the Patents owned by ISIS as of the Effective Date or during the Collaboration Term that claim the Manufacturing Technology. The

      Manufacturing Patent Rights as of the Effective Date are the Patents listed in Exhibit 1.51.

1.52 "MANUFACTURING PROCESS" means the process steps set forth in master batch records for ISIS 107248 in the version existing as of the Effective Date, including reasonable minor variants and extensions of process steps thereof.

1.53 "MANUFACTURING TECHNOLOGY" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes owned or controlled by ISIS as of the Effective Date or during the Collaboration Term which are necessary or useful for performing the Manufacturing Process.

1.54 "MARKETING APPROVAL" means the act of a Regulatory Authority necessary for the marketing and sale of the Product in a country or regulatory jurisdiction, including, without limitation, the approval of the NDA by the FDA, Australian Approval, EC Approval, and Japanese Approval.

1.55 "NDA" means New Drug Application or similar application or submission for approval to market and sell a new pharmaceutical product filed with or submitted to a Regulatory Authority in conformity with applicable Regulatory Authority regulations.

1.56 "NET SALES" means, with respect to a Product, the gross amount invoiced by ATL or ISIS, as appropriate, or by their Affiliates or sublicensees, to unrelated Third Parties for the Product, less:

      (a)      Trade, quantity and cash discounts allowed;

      (b) Commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

      (c)      Credits for actual Product returns;

      (d) Any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;

      (e) Allowance for distribution expenses at levels customary in the industry; and

      (f)      Any other similar and customary deductions.


      "NET SALES" excludes:

      (i) The transfer of reasonable and customary quantities of free samples of Product(s) and the transfer of Product(s) as clinical trial materials, other than for subsequent resale;
      (ii) Sales or transfers of Product(s) among ATL and its Affiliates, unless the receiving party is the consumer or user of the Product; and

      (iii) Use by ATL or its Affiliates or sublicensees of Product for any use connected with the securing of regulatory approval or validating of a manufacturing process or the obtaining of other necessary Marketing Approvals for Product (unless such Product is subsequently sold).

1.57  [***].

1.58 "PATENT" or "PATENTS" means (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications worldwide based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, requests for continued examination, or divisions of or to any of the foregoing; and (e) term extension or other governmental action which provide exclusive rights to a Product beyond the original patent expiration date.

1.59 "PRODUCT" means a Collaboration Compound Product or a Research Target Compound Product.

1.60 "REGULATORY AUTHORITY" means any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a Product worldwide including, without limitation, the United States Food and Drug Administration ("FDA") and any successor government authority having substantially the same function, and foreign equivalents thereof.

1.61 "RESEARCH TARGET" means a gene product - usually, a protein - that may be modulated by another molecule, such as an antisense drug. Modulation of a Research Target may be accomplished in a variety of ways including, without limitation, the modulation of the synthesis, function or degradation of a Research Target, or the expression of the corresponding gene.

1.62 "RESEARCH TARGET COMPOUND" means a compound that modulates a Research Target or Abandoned Research Target that was discovered by ATL alone or as part of a bona fide drug discovery collaboration with a Third Party in which ATL played a significant role.

1.63 "RESEARCH TARGET COMPOUND PRODUCT" means a product containing a Research Target Compound.

1.64 "RESEARCH TARGET PATENT RIGHTS" means the Patents owned by ISIS as of the Effective Date or during the Collaboration Term that claim antisense oligonucleotides that modulate a Research Target, methods of making such oligonucleotides, or methods of treatment using such oligonucleotides. The Research Target Patent Rights thus include the ISIS 107248 Patent Rights. The Research Target Patent Rights are the Patents listed in
      Exhibit 1.64, which will be amended from time to time as new Patents are added.

1.65 "SUBLICENSEE" means any Third Party (including a distributor) to which ATL or any of its Affiliates grants any right to make, use, market, or import and sell a Product. A Third Party who is granted only the right to import and sell a Product (such as a wholesaler) will not be considered a Sublicensee.

1.66 "SUBLICENSE INCOME" means all consideration paid to ATL from Sublicensees pursuant to a sublicense by ATL or an Affiliate of ATL including, without limitation, up-front license fees, milestones, and royalties.. If non-monetary consideration is received from Sublicensees by ATL or its Affiliates, then a commercially reasonable monetary value will be assigned for purposes of calculating Sublicense Income.

1.67 "TECHNOLOGY" means inventions (whether or not patentable), know-how, trade secrets, research tools, materials, and technical information, including but not limited to information in the form of research data, databases, experimental procedures, designs, formulas, and process information.

1.68 "THIRD PARTY" means any party other than ISIS or ATL and their respective Affiliates.

1.69 "THIRD PARTY INTELLECTUAL PROPERTY" means any intellectual property owned by a Third Party.

1.70  "THIRD PARTY PATENT RIGHTS" means the [***].

1.71  [***].

                                  EXHIBIT 1.27

                                     [***]


                                  EXHIBIT 1.28

                                     [***]


                                  EXHIBIT 1.35

                            ISIS 107248 PATENT RIGHTS


- U.S. Patent No. 5,968,826, issued October 19, 1999, entitled "Antisense Modulation of Integrin Alpha 4 Expression."

- U.S. Patent No. 6,258,790, issued July 10, 2001, entitled "Antisense Modulation of Integrin Alpha 4 Expression."

                                  EXHIBIT 1.37

                       ISIS CORE TECHNOLOGY PATENT RIGHTS

[***]
                                  EXHIBIT 1.38

                         ISIS FORMULATION PATENT RIGHTS


[***]


                                  EXHIBIT 1.51

                           MANUFACTURING PATENT RIGHTS


[***]

                                  EXHIBIT 1.57

[***]


                                  EXHIBIT 1.64

                          RESEARCH TARGET PATENT RIGHTS

                                   [***]



                                  EXHIBIT 1.71

[***]

                                   EXHIBIT 2.2


                          ISIS 107248 DEVELOPMENT PLAN

[***]

                                   EXHIBIT 3.4
                                RESEARCH TARGETS
[***]

                                   EXHIBIT 3.7

                                   GENE WALKS

[***]

                                   EXHIBIT 3.8

                            GENETROVE INVESTIGATIONS:
                          GENE FUNCTIONALIZATION ASSAYS


[***]




                                    CONFIDENTAIL TREATMENT REQUESTED UNDER
                                    17 C.F.R. SECTIONS 200.80(b)4 AND 240.24B-2